UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 16, 2008

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Ponte Morino Drive, Suite 210 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate

On August 7, 2008 the Company entered into a Note and Warrant Purchase Agreement (the “Agreement”) which created a long-term debt obligation in the aggregate amount of $12,000,000.

Pursuant to the Agreement commencing on December 15, 2008 and continuing in each month thereafter, the Company is required to make monthly principal reduction payments equal to the greater of: i) 40% of the Company’s free cash flow (as defined in the Agreement) in the preceding calendar month, and ii) $400,000.  The Company has not paid the first principal reduction payment.  Therefore, as of December 16, 2008, the Company was technically in default for non-payment of a required principal payment of $400,000 on the Senior Secured Promissory Notes.  As a result of the default, the $12 million principal balance can be called immediately due and payable by the Lenders and the Lenders can charge a default interest rate that is the lesser of 18% or the maximum applicable legal rate per annum.  Additionally, the loans are secured by a first priority interest in all of the Company’s assets including its equipment, its mining rights existing at its Relief Canyon mine as well as any future mining rights the Company may develop in certain other properties.

As of December 22, 2008 the Company had not received a formal notice of default from the Senior Secured Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTGOLD CORP.

Date: December 22, 2008	By:	/s/ JAMES KLUBER
James Kluber, Chief Financial Officer